
FORM 5                                  U.S. SECURITIES AND EXCHANGE COMMISSION                                OMB APPROVAL
                                                Washington, D.C. 20549                                    OMB Number 3235-0362
____Check this box if no longer                                                                           Expires: February 1, 1994
    subject to Section 16. Form 4     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                        Estimated average burden
    or Form 5 obligations may                                                                             hours per response..  1.0
    continue.  See instructions 1(b)
____Form 3 Holdings Reported
____Form 4 Transactions Reported

                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                           Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person to Issue
                                                                                                    (Check all applicable)
 Greenawalt   H.      Samuel                 Williams Controls, Inc.     "WMCO"
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(Last)     (First)    (Middle)        3. IRS or Social Security   4. Statement for      ___X___ Director          _______ 10% Owner
                                         Number of Reporting         Month/Year  9/99   _______ Officer(give      _______ Other
   1505 Quarton Ridge                    Person (Voluntary)                                             title             (specify
---------------------------------                                 5. If Amendment,                      below)             below)
                (Street)                                             Date of Original
                                                                     (Month/Year)           ---------------------------------------
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 Bloomfield Hills,  MI    48301
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  (City)      (State)      (Zip)                Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security    2. Trans-    3.  Trans-     4. Securities Acquired (A)      5. Amount of        6. Owner-       7. Nature
   (Instr. 3)              action        action        or Disposed of (D)              Securities          ship            of In-
                           Date          Code          (Instr. 3, 4, and 5)            Beneficially        Form:           direct
                                         (Instr. 8)                                    Owned at            Direct          Bene-
                          (Month/                                                      End of              (D) or          ficial
                           Day/                                    (A) or              Month               Indirect        Owner-
                           Year)                         Amount    (D)        Price   (Instr. 3 and 4)     (I)             ship
                                                                                                           (Instr. 4)     (Instr. 4)
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COMMON STOCK                                                                             190,500             D(1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                (Print or Type Responses)                            SEC 2270 (3/91)

FORM 5  (continued)                     TABLE II - Derivative Securities Acquired, Disposed of, Or Beneficially Owned
                                                 (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conver-  3. Trans-  4. Transac- 5. Number of Deriv-     6. Date Exer-      7. Title & Amount of
                                    sion or     action     tion Code   ative Securities Ac-    cisable and Ex-    Underlying
  (Instr. 3)                        Exercise    Date                   quired (A) or Dis-      piration Date      Securities of In-
                                    Price of   (Month/    (Instr. 8)   posed of (D)            (Month/Day/        (Instr. 3 and 4)
                                    Deriv-      Day/                                            Year
                                    ative       Year)                  (Instr. 3, 4, and 5)
                                    Security


                                                                                              Date     Expira-             Amount or
                                                                                              Exer-    tion       Title    Number of
                                                          Code    V        (A)       (D)      cisable  Date                Shares
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                                                                                                                                 (4)
Issuer Stock Option                $2.6875/sh                                               02/26/99  02/26/09     Common    10,000
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                                                                                                                                 (3)
Issuer Stock Option                $2.440/sh                                                03/27/98  03/27/08     Common    10,000
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                                                                                                                                 (2)
Issuer Stock Option                $2.656/sh                                                02/27/97  02/27/07     Common    10,000
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Issuer Stock Option                $3.000/sh                                                02/16/96  02/16/06     Common    10,000
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Issuer Stock Option                $3.660/sh                                                02/22/95  02/22/05     Common    10,000
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Issuer Stock Option                $3.660/sh                                                10/01/94  10/01/04     Common    10,000
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FORM 5  (continued)                     TABLE II - Derivative Securities Acquired, Disposed of, Or Beneficially Owned
                                                 (e.g., puts, calls, warrants, options, convertible securities)





                                                  8. Price       9. Number       10. Owner-      11. Na-
                                                     of             of Deriv-        ship            ture
                                                     Deriv-         ative            Form            of In-
                                                     ative          Secur-           of De-          direct
                                                     Secur-         ities            rivative        Bene-
                                                     ity            Bene-            Secu-           ficial
                                                                    ficially         rity:           Own-
                                                     (Instr.        Owned            Direct          ership
                                                     5)             at End           (D) or
                                                                    of               Indi-           (Instr. 4)
                                                                    Month            rect (I)
                                                                   (Instr. 4)        (Instr. 4)

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Issuer Stock Option                 $2.6875/sh                      10,000               D
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Issuer Stock Option                 $2.440/sh                       10,000               D
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Issuer Stock Option                 $2.656/sh                       10,000               D
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Issuer Stock Option                 $3.000/sh                       10,000               D
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Issuer Stock Option                 $3.660/sh                       10,000               D
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Issuer Stock Option                 $3.660/sh                       10,000               D
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Explanation of Responses:
1. Held in the name of H. Samuel Greenawalt, IRA R/O account.
2. Exercisable as to 75% of the shares covered thereby on this date and cumulatively as to an additional 25% of the shares covered thereby on 2/27/00.
3. Exercisable as to 50% of the shares covered thereby on this date and cumulatively as to an additional 25% of the shares covered thereby on 3/27/00 & 3/27/01.
4. Exercisable as to 25% of the shares covered thereby on this date and cumulatively as to an additional 25% of the shares covered thereby on 02/26/00, 02/26/01 & 02/26/02.





**Intentional misstatements or omissions of facts constitute Federal Criminial Violations.

                                                                           /s/H. Samuel Greenawalt                November 15, 1999
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   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               ** Signature of Reporting Person               Date

Note:  File three copies of this Form, one of which must be manually signed.                                                 Page 2
            If space provided is insufficient, see Instruction 6 for procedure.                                      SEC 2270 (3/91)
